UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2026

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, Pennsylvania 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock	UHS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Senior Secured Credit Facility

On July 20, 2026, Universal Health Services, Inc. (the “Company”) entered into a Twelfth Amendment and Increased Facility Activation Notice (the “Twelfth Amendment”) to its Credit Agreement, dated as of November 15, 2010 (as amended by the First Amendment dated as of March 15, 2011, the Second Amendment dated as of September 21, 2012, the Third Amendment dated as of May 16, 2013, the Fourth Amendment dated as of August 7, 2014, the Fifth Amendment dated as of June 7, 2016, the Sixth Amendment dated as of October 23, 2018, the Seventh Amendment dated as of August 24, 2021, the Eighth Amendment dated as of September 10, 2021, the Ninth Amendment dated as of June 23, 2022, the Tenth Amendment dated as of September 26, 2024, and the Eleventh Amendment, dated April 22, 2026, the “Existing Credit Agreement”, and the Existing Credit Agreement, as amended by the Twelfth Amendment, the “Credit Agreement”), among the Company, the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent. The Twelfth Amendment provides for the amendment of the Existing Credit Facility as of July 20, 2026 (as so amended, the “Senior Secured Credit Facility”) to add under the Senior Secured Credit Facility a new incremental delayed draw tranche A term loan facility of up to $700 million (the “July 2026 Delayed Draw Term Loan”).

The July 2026 Delayed Draw Term Loan, in an aggregate principal amount of up to $700 million, is available to be drawn down by the Company during the period from July 20, 2026 through September 30, 2026, and will mature on the date that is 364 days after the date of funding of the July 2026 Delayed Draw Term Loan (the “Maturity Date”). The July 2026 Delayed Draw Term Loan shall not amortize, and any outstanding amounts thereunder shall be payable in full on the Maturity Date; provided, however, that the Company is required to prepay the July 2026 Delayed Draw Term Loan prior to the Maturity Date upon the incurrence of certain indebtedness for borrowed money or the issuance of capital stock by the Company or its subsidiaries, subject to limited exceptions set forth in the Credit Agreement. If the Company draws upon the July 2026 Delayed Draw Term Loan, it intends to use the proceeds for general corporate purposes, including the refinancing of existing indebtedness and the payment of fees and expenses in connection therewith.

The applicable margin for borrowings under the July 2026 Delayed Draw Term Loan under the Credit Agreement, will be based upon the Company’s Consolidated Net Leverage Ratio (as defined in the Credit Agreement) and initially be 0.125% in the case of ABR Loans and 1.125% in the case of Term Benchmark Loans and RFR Loans (each as defined in the Credit Agreement).

The obligations of the Company and certain of the Company’s existing and future direct and indirect subsidiaries under the Senior Secured Credit Facility are secured, on an equal ratable basis with the holders of the Company’s 1.650% Senior Secured Notes due 2026, 4.625% Senior Secured Notes due 2029, 2.650% Senior Secured Notes due 2030, 2.650% Senior Secured Notes due 2032 and 5.050% Senior Secured Notes due 2034 pursuant to the Company’s Amended and Restated Collateral Agreement, as amended and supplemented to date.

The foregoing description of the Twelfth Amendment and the Senior Secured Credit Facility is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Twelfth Amendment, including the Senior Secured Credit Facility attached as Exhibit A to the Twelfth Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 under the heading “Senior Secured Credit Facility” is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1

Twelfth Amendment and Increased Facility Activation Notice dated as of July 20, 2026, to Credit Agreement, dated as of November 15, 2010 and as amended and restated as of September 21, 2012, August 7, 2014, October 23, 2018, August 21, 2021, September 10, 2021, June 23, 2022, September 26, 2024 and April 22, 2026, among the Company, JP Morgan Chase Bank, N.A., as administrative agent and other financial institutions or entities from time to time parties thereto, including the amendment and restatement thereof, effective as of July 20, 2026, attached as Exhibit A thereto and referred to herein as the Senior Secured Credit Facility.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Steve Filton
Name: Steve Filton
Title: Executive Vice President and Chief Financial Officer

Date: July 21, 2026